Exhibit 10.1

GENTHERM INCORPORATED

DEFERRED COMPENSATION PLAN

As Effective as of January 1, 2019

TABLE OF CONTENTS

Page

INTRODUCTION1

Article I. DEFINITIONS1

Article II. ELIGIBILITY4

Article III. PARTICIPATION ELECTIONS4

Article IV. COMPENSATION DEFERRALS4

Article V. EMPLOYER CONTRIBUTIONS5

Article VI. ELECTION OF TIME AND FORM OF DISTRIBUTION6

Article VII. DEEMED INVESTMENT OPTIONS7

Article VIII. PARTICIPANT ACCOUNTS8

Article IX. VESTING8

Article X. PAYMENTS9

Article XII. FORFEITURES10

Article XIII. ADMINISTRATION10

Article XIV. AMENDMENT AND TERMINATION OF THE PLAN11

Article XV. GENERAL PROVISIONS11

EXHIBIT ACLAIMS PROCEDURE

GENTHERM INCORPORATED

DEFERRED COMPENSATION PLAN

As Effective as of January 1, 2019

INTRODUCTION

This Gentherm Incorporated Deferred Compensation Plan (the “Plan”) is adopted by Gentherm Incorporated, a Michigan corporation (the “Company”) effective as of January 1, 2019. The purpose of the Plan is to enable the Company to supplement the retirement benefits from the Gentherm Retirement Savings Plan to certain key executive employees of the Company and to provide a means whereby certain amounts payable by the Company to key executive employees may be deferred to some future period in order to attract and retain key executive employees of outstanding competence, thereby furthering the best interests of the Company and its shareholders. Moreover, the Plan enables the Company to provide certain key executive employees selected in the discretion of the Company with an incentive to enhance the financial performance of the Company.

The Plan is intended to be an unfunded arrangement that allows the deferral of compensation by a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan constitutes an unsecured promise by the Company to pay benefits in the future.  Participants in the Plan shall have the status of general unsecured creditors of the Company. Any amounts set aside to defray the liabilities of the Company under this Plan will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.

Article I.  DEFINITIONS

1.1As used in the Plan, the following terms when capitalized shall have the meaning set forth below:

(a)Account means the account maintained to record the payment obligation of the Company to a Participant as determined under the terms of the Plan.  There may be an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms.

(b)Beneficiary means the individual(s) or entity(ies) designated by the Participant in accordance with the provisions of Section 13.2 to whom the vested balance of his Account shall be paid in the event of his death.

(c)Bonus means an annual cash bonus earned and paid by the Company for services rendered during the applicable year.

(d)Change in Control means the earliest to occur of any of the following events, each of which must also constitute a "change in control event" (within the meaning of Treas. Reg. section 1.409A-3(iX5)):

(i)

Any one Person or more than one Person Acting as a Group (each as defined below) acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, beneficial ownership of more than a majority of the total fair market value or total voting power of the then-outstanding securities of the Company;

(ii)

Any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, the assets of the Company that have a total gross fair market value (as determined by the board of directors of the Company) of more than 50% of the total gross fair market value of all of the assets of, as applicable, the Company immediately prior to the initiation of the acquisition; or

(iii)

A majority of the members of the board of directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the board who were members of the board prior to the initiation of the replacement.

For purposes of this subsection (c), “Person" means any individual, entity or group within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company. Persons will be considered to be "Acting as a Group" (or a "Group") if they are a "group" as defined under Section 13 of the Exchange Act. If a Person owns equity interests in both entities that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be Acting as a Group with other shareholders only with respect to the ownership in that entity before the transaction giving rise to the change and not with respect to the ownership interest in the other entity. Persons will not be considered to be Acting as a Group solely because they purchase assets of the same entity at the same time or purchase or own stock of the same entity at the same time, or as a result of the same public offering.

(e)Code means the Internal Revenue Code of 1986, as amended.

(f)Committee means a committee appointed by the Company’s board of directors or managers (or similar governing body) to manage and administer this Plan pursuant to the provisions hereof.

(g)Company means Gentherm Incorporated, a Michigan corporation, or any successor thereto.

(h)Compensation means a Participant’s base salary from the Company at the applicable time determined without reduction for pre-tax contributions by the Participant under any qualified cash or deferred arrangement described in Section 401(k) of the Code, pre-tax contributions to any cafeteria plan described in Section 125 of the Code, or elective deferrals under this Plan or any other nonqualified deferred compensation plan of the Company.

(i)Compensation Deferrals means the amounts a Participant elects to have the Company credit to his Account under this Plan through reduction of his Compensation pursuant to Article IV.

(j)Deemed Investment Options means the eligible assumed investment options designated by the Committee that serve as the basis for crediting the equivalent of earnings and losses to Participants’ Accounts pursuant to Participants’ elections as provided in Article VII.

(k)Disability means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Company. Upon the request of the Committee, the Participant must submit proof to the Committee of the Social Security Administration’s or provider’s determination.

(l)Discretionary Employer Contributions means contributions credited to a Participant’s Account pursuant to Section 5.2 of this Plan.

(m)Effective Date means January 1, 2019.

(n)Employer Contributions means Discretionary Employer Contributions, Matching Employer Contributions and any other contributions credited by the Company to a Participant’s Account pursuant to Article V.

(o)Matching Employer Contributions means contributions credited to a Participant’s Account pursuant to Section 5.1 of this Plan.

(p)Participant means an executive employee of the Company who satisfies the eligibility requirements of Article II and has either elected to make Compensation Deferrals or been credited with an Employer Contribution.  An individual shall cease being a Participant in the Plan when the benefits under the Plan to which he is entitled have been distributed in full.

(q)Person means any individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity or a government or any political subdivision or agency thereof.

(r)Plan means the Gentherm Incorporated Deferred Compensation Plan as set forth herein, and as amended from time to time.

(s)Plan Year means the calendar year.

(t)Tax-Qualified 401(k) Plan means the Gentherm Retirement Savings Plan or such other tax-qualified 401(k) defined contribution plan in which the Participant participates as an employee of the Company.

(u)Termination Date means the date upon which the Participant’s employment with the Company terminates for any reason; provided, however, that Participant’s Termination Date shall not precede the date upon which the Participant experiences a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h)(1).

Article II.

  ELIGIBILITY

2.1Eligibility.  A key executive employee selected by the Committee shall be an eligible employee and the Committee may select from time to time certain key executive employees who shall be eligible to participate under the Plan.

Article III.  PARTICIPATION ELECTIONS

3.1Enrollment.  An eligible employee of the Company may become a Participant by completing all election forms (including, if required by the Committee,  an insurance application) prescribed by the Committee and submitting such forms to the Committee through the personnel department of the Company or such other party as may be designated by the Committee.  An eligible employee’s election to participate in this Plan for a Plan Year shall be in the form prescribed by the Committee and shall set forth the following:

(a)rate of Compensation Deferrals in accordance with Article IV;

(b)Deemed Investment Options pursuant to Article VII; and

(c)Beneficiary designation.

Election forms for each Plan Year must be submitted by such date as the Committee shall designate but in no event later than the applicable date specified in Section 4.2.

3.2Evergreen Elections.  Unless otherwise provided by the Committee, a Participant’s elections for a Plan Year with respect to the rate of his Compensation Deferrals, Deemed Investment Option(s) and Beneficiary designation shall continue in effect for each subsequent Plan Year in which the Participant continues to meet the eligibility requirements of Article II, unless, in accordance with the time periods established by the Committee in accordance with Section 4.2, the Participant either changes his prior elections under Section 3.1 or indicates in a manner prescribed by the Committee that the Participant does not want to have Compensation Deferrals made for such Participant for such Plan Year.

Article IV.    DEFERRALS

4.1Rate of Compensation Deferrals.  At the time of making his election pursuant to Article III for a Plan Year, each Participant may elect to make Compensation Deferrals of a whole percentage from 1% up to 100% of his Compensation for the Plan Year. All Participant elections shall be subject to any other maximum or minimum percentage or dollar amount limitations and to any other rules prescribed by the Committee in its discretion.

4.2Timing Requirements for Deferral Elections.

(a)General Rules – Prior Year Election.   Election forms for each Plan Year must be submitted by such date as the Committee shall designate which generally shall be no later than December 31 of the year prior to beginning of such Plan Year.  The election for a Plan Year shall apply to each pay period beginning during the applicable Plan Year.   Notwithstanding the foregoing, if an eligible employee of the Company first becomes an eligible employee during a Plan Year and the Committee permits enrollment, election forms must be submitted no later than 30 days following the date he or she first becomes an eligible employee; provided, however, that such elections may only apply to Compensation earned for services performed after the date on which the election forms are submitted. The determination of when an eligible employee first becomes an eligible employee shall be made by the Committee consistent with Section 409A of the Code and the regulations thereunder, including any applicable plan aggregation rules.

Except as otherwise provided below, in no event may an election be made later than December 31 of the year prior to the year in which the services giving rise to the Compensation are performed (within the meaning of Section 409A and the Treasury Regulations thereunder). An election becomes irrevocable on the latest date for filing such election.

(b)Bonus. A Participant’s election to defer any Bonus payable under the Plan that does not constitute “performance-based compensation” within the meaning of Section 409A of the Code must meet the election timing requirements of subsection (a). A Participant’s election to defer any Bonus that does not constitute “performance-based compensation” becomes irrevocable as of the deadline designated by the Committee.

(c)Performance-Based Compensation.  Notwithstanding the foregoing, a Participant’s election for a Plan Year shall not apply to any Bonus relating to a Bonus period that begins before the first day of the Plan Year unless the Bonus meets the requirements for “performance-based compensation” within the meaning of Section 409A of the Code and the regulations thereunder and the election is made no later than six months before the end of the Bonus period in compliance with Section 409A of the Code and the regulations thereunder.  Any election to defer performance-based compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treasury Regulation Section 1.409A-1(e)) or upon a Change in Control prior to the satisfaction of the performance criteria, will be void.  An election to defer performance-based compensation becomes irrevocable as of the latest date for filing such election.

4.3Restrictions on Deferral Elections.  Notwithstanding anything in this Article IV to the contrary, in no event may a Participant’s deferral election result in a reduction of the Participant’s Compensation below the amount necessary to satisfy all of the following obligations:

(a)applicable employment taxes (e.g., FICA and FUTA) on amounts deferred,

(b)withholding requirements under benefit plans, and

(c)income tax withholding requirements.

4.4Revocation of Deferral Election.  A Participant’s elections pursuant to Articles III and IV generally shall become irrevocable as of the last day for making the election as described herein, except as provided under Section 6.3.

4.5Crediting of Accounts.  Compensation Deferrals shall be credited to a Participant’s Account as soon as administratively practicable within the week following the date on which the Compensation Deferrals would have been paid to the Participant in the absence of a deferral election.

Article V.    EMPLOYER CONTRIBUTIONS

5.1Matching Employer Contributions.  A Participant’s Account under this Plan shall be credited by the Company with Matching Employer Contributions for each Plan Year in which the Participant makes a Compensation Deferral. Such Matching Employer Contributions shall equal the maximum employer matching contributions that would have been credited to the Participant under the Tax-Qualified 401(k) Plan had the Participant’s Compensation Deferral been contributed to the Tax-Qualified 401(k) Plan without regard to any statutory or regulatory limitations on salary reduction (other than the applicable dollar limit under Section 402(g)(1) of the Code) or matching contributions to the Tax-Qualified 401(k) Plan, or on compensation taken into account in calculating employer or employee contributions to the Tax-Qualified 401(k) Plan; provided, however, that such Matching Employer Contributions for a Plan Year shall be reduced by the amount of employer matching contributions actually credited to the Participant under the Tax-Qualified 401(k) Plan for such Plan Year. The Matching Employer Contributions under this Section 5.1 shall be credited to the Participant’s Account at the same time as the Compensation Deferrals to which they relate.

5.2Discretionary Employer Contributions.  The Company may at any time in its sole discretion elect to credit Discretionary Employer Contributions to Participants’ Accounts.  At the time that the Company determines that it shall credit Discretionary Employer Contributions, it shall in its sole discretion specify how such credits will be allocated among the Accounts of Participants, the timing of such allocation, and the vesting schedule applicable to such credits (as adjusted for deemed earnings and losses thereon).

5.3Performance-Based Awards.  The Company may at any time in its sole discretion elect to credit Performance-Based Awards to a Participant’s Account.  If the Company determines that it shall credit Performance-Based Awards to a Participant’s Account, it shall enter into a written agreement between the Company and the Participant memorializing and setting forth the terms and conditions of the Performance-Based Awards (the “Award Agreement”).

Article VI.   TIME AND FORM OF DISTRIBUTION

6.1Payment Commencement Date.  Distribution of the vested portion of a Participant’s Account (as adjusted for deemed earnings and losses thereon pursuant to Article VII) shall not commence until the earlier of:

(a)Normal Retirement Age (as set forth in the Tax-Qualified 401(k) Plan),

(b)death,

(c)Disability,

(d)Termination Date, or

(e)Change in Control.

The determination of whether termination of employment has occurred shall be made in accordance with Article X.  Payment of benefits shall be made in accordance with Article X.

6.2Form of Distribution.  The Participant may elect a form of distribution for the vested portion of his Account in accordance with the following:

(a)Annual or quarterly installments over a period from two to five years, or

(b)Single lump sum.

If a Participant fails to make an election pursuant to this Section 6.2(a), the Participant shall be deemed to have elected a lump sum.

(c)Automatic Lump Sum.  Notwithstanding anything herein to the contrary, if the vested portion of a Participant’s Account balance is less than $25,000 under the Plan on the benefit commencement date determined pursuant to Section 6.1, distribution shall automatically be made in a single lump sum on the benefit commencement date.

(d)Calculation of Installments.  If distributions are made in installments, the amount of each installment shall be determined at commencement and recalculated thereafter at the time of each subsequent payment by dividing the vested portion of the Participant’s Account balance subject to such installment distribution method by the number of installments remaining to be paid (including the applicable installment).

Article VII.    DEEMED INVESTMENT OPTIONS

7.1Deemed Investment Options.  The Committee shall designate eligible assumed investment options as the Deemed Investment Options that serve as the basis for crediting the equivalent of earnings and losses to Participants’ Accounts pursuant to Participants’ elections as provided below.   These Deemed Investment Options may be selected by the Committee in its discretion at any time and it may from time to time change such Deemed Investment Options. Amounts treated as invested in such Deemed Investment Options pursuant to the Participant’s election shall be credited with the equivalent of earnings and debited with the equivalent of losses based on the net investment return of the applicable fund to which the Deemed Investment Option relates. Valuation of Accounts shall be performed under procedures approved by the Committee.

7.2Election of Deemed Investment Options.  Each Participant shall from time to time designate the Deemed Investment Option or Options in which their Compensation Deferrals and Employer Contributions shall be deemed to be invested.  A Participant shall make his initial Deemed Investment Option election at the time he elects to become a Participant.  If the

Participant fails to make a Deemed Investment Option, such Account shall be invested in the default investment option as determined by the Committee.

7.3Modification of Deemed Investment Options.  Each Participant may from time to time elect to change the Deemed Investment Option or Options with respect to all or any portion of his existing Account balance as of the first business day of any month by filing a new Deemed Investment Option election with the Committee (or such other person or entity designated by the Committee) by the 25th day of the preceding month (or at such other times and in accordance with such other election procedures as the Committee or such other person designated by the Committee may specify).  If a Participant elects to transfer any portion of his Account balance out of a Deemed Investment Option that is measured by reference to the prime rate, such Participant cannot subsequently return that portion to such Deemed Investment Option.

7.4Conditions on Deemed Investment Options.  Notwithstanding the foregoing, the Committee may place a restriction on the amount of time during which any of the Participant’s Compensation Deferrals and Employer Contributions that are deemed invested in a Deemed Investment Option designated by the Participant must remain deemed invested in that Deemed Investment Option before the Participant can designate another Deemed Investment Option for such amounts.

7.5No Obligation to Follow Investment Directions.  The Company shall have no obligation to make actual investments corresponding to the elections of Deemed Investment Options selected by Participants.  A Participant’s investment allocation constitutes a deemed, not actual, investment among the Deemed Investment Options.  At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account.

Article VIII.    PARTICIPANT ACCOUNTS

8.1Establishment of Accounts.  A separate hypothetical account shall be maintained for each Participant on the books of the Company for each Plan Year for purposes of accounting for the Compensation Deferrals, Matching Employer Contributions and other Employer Contributions attributable to such Participant and the credits and debits to reflect the equivalent of earnings and losses thereon pursuant to Article VI.  This account shall be maintained until such benefits are distributed to the Participant or his Beneficiary or are forfeited under the provisions of Article XII.

8.2Account Statements.  A statement showing the amounts credited to each Participant’s Account shall be furnished to such Participant at least quarterly.

Article IX.    VESTING

9.1Compensation Deferrals. A Participant shall at all times be fully vested in the portion of his Account attributable to Compensation Deferrals (as adjusted for the equivalent of earnings and losses thereon pursuant to Article VII)

9.2Matching Employer Contributions.  A Participant shall vest in the portion of his Account attributable to Matching Employer Contributions (as adjusted for the equivalent of earnings and losses thereon pursuant to Article VII) in accordance with the vesting schedule, terms and conditions applicable to employer matching contributions as set forth in the Tax-Qualified 401(k) Plan.

9.3Discretionary Employer Contributions.  A Participant shall vest in the portion of his Account attributable to Discretionary Employer Contributions (as adjusted for the equivalent of earnings and losses thereon pursuant to Article VI) in accordance with the vesting schedule established by the Company at the time the Discretionary Employer Contribution is approved by the Company

9.4Performance-Based Awards.  A Participant shall vest in the portion of his Account attributable to Performance-Based Awards (as adjusted for the equivalent of earnings and losses thereon pursuant to Article VI) at such time or times and upon such terms and conditions as determined by the Company and set forth in the applicable Award Agreement.

Article X.   PAYMENTS

10.1Death Prior to Payment Commencement Date.  If a Participant dies before his payment commencement date pursuant to Article VI, the vested portions of his Account shall be paid to his Beneficiary in a single lump sum within thirty days following the end of the calendar quarter of the Participant’s death (and after the Plan has been notified of the Participant’s death).

10.2Death Following Payment Commencement Date.  If a Participant who has elected to receive distributions in installments dies after his payment commencement date as elected pursuant to Article VI but before all installments have been paid, the remaining quarterly installments shall be paid to his Beneficiary as they become due.

10.3Delay for Specified Employees.  Anything in this Plan to the contrary notwithstanding, in the case of a Participant who is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations and guidance thereunder, no benefit payments may be made by reason of the Participant’s termination of employment before the date which is six months after the date of such Participant’s separation from service as defined in Section 10.8 (or, if earlier, the date of the Participant’s death). To the extent any payment of benefits under Sections 10.2, 10.3 or 10 4 is subject to such six month delay, such payment shall be made immediately after the end of the six month period (or the date of death of the Participant, if earlier).  The determination of whether a Participant is a “specified employee” shall be made in accordance with the procedures established for the Company for such purpose.

10.4Termination of Employment.  A Participant shall be deemed to have terminated from employment for purposes of this Plan if, and only if, the Participant has incurred a “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder.     The Committee specifically reserves the right to determine, in accordance with and subject to Section 409A of the Code and the applicable regulations thereunder, that a sale or other disposition of substantial assets to an unrelated party does not constitute a “separation from service” with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after and in connection with the transaction.

10.5Payments Treated as Made on the Designated Payment Date.  Payments made on the payment date specified in the Plan, or on a later date within the same taxable year of the Participant or Beneficiary, or, if later, by the 15th day of the third calendar month following the payment date specified in the Plan shall be treated as having been made on the payment date; provided, however, that the Participant or Beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment.  In addition, payments made no earlier than 30 days before the designated payment date will likewise be treated as having been made on the payment date so long as the Participant or Beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment.  The foregoing shall be administered in compliance with the provisions of Treasury Regulation Section 1.409A-3(d), which Regulation may authorize other instances in which payments made after the payment date shall be treated as having been made on the payment date.

Article XI.  FORFEITURES

11.1Termination Prior to Full Vesting.  In the event of the termination of a Participant’s employment prior to full vesting in the portion of his Account attributable to Matching Employer Contributions and Discretionary Employer Contributions, such Participant shall forfeit the non-vested portion of his Account upon such termination of employment.

11.1Termination for Cause.  Notwithstanding any provision contained herein to the contrary, a Participant’s right to receive distributions in respect of his Account under this Plan (whether or not otherwise vested) shall be forfeited if the Participant is discharged from employment with the Company for reasons that constitute “Cause” or any similar term as defined in the employment agreement between the Participant and the Company. If there is no such employment agreement, “Cause” means acts or omissions, which in the sole discretion of the Committee, constitute   (i) unlawful acts intended to result in his substantial personal enrichment at the expense of the Company; or (ii) a material violation of his responsibilities to the Company that results in material injury to the Company (except by reason of incapacity due to illness or injury).

Article XII.    ADMINISTRATION

12.1Committee Administers the Plan.  The Plan shall be administered by the Committee which shall have the exclusive right and discretionary authority to interpret and construe the provisions of the Plan (which term for these purposes includes all related documents), to establish such rules and regulations as it deems necessary or desirable, make all determinations (including with respect to eligibility to participate in and the benefits payable under the Plan) and take such action in connection with the Plan as it deems appropriate and otherwise to construe disputed, doubtful or uncertain terms under the Plan.  In executing its administrative duties, the Committee shall be empowered to delegate the day-to-day administration of the Plan to other employees of the Company as it sees fit.  The decisions of the Committee shall be final, conclusive and binding upon all parties.

12.2Beneficiary Designation.  Each Participant shall file with the Company a written designation of one or more persons or entities as the Beneficiary(ies) who shall be entitled to receive the amount, if any, payable under the Plan at his death.  A Participant may, from time to time, revoke or change his Beneficiary designation by filing a new designation with the Company.  The last designation received by the Company shall be controlling and shall take precedence over any testamentary or other disposition; provided, however, that no designation or change or revocation thereof shall be effective unless received by the Company prior to the Participant's death, and in no event shall it be effective prior to such receipt.  If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the amount, if any, payable under the Plan upon his death shall be paid to the Participant's estate.  If the Company is in doubt as to the right of any person to receive such amount, the Company may retain such amount, without any liability for any interest thereon, until the rights thereon are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Company.

12.3Claims Procedures.  A Participant may appeal to the Committee, in writing, any decision or action which the Participant believes adversely affects him in accordance with the Claims Procedure attached as Exhibit A.

Article XIII.    AMENDMENT AND TERMINATION OF THE PLAN

13.1Amendment of the Plan.  The Company may at any time and from time to time amend this Plan, by action of the Company’s board of directors (or its authorized delegate) for any reason; provided, however, that no such amendment may reduce any amounts credited to a Participant’s Account or the degree of vesting determined as of the date on which the amendment is adopted.

13.2Termination of the Plan.  The Company may at any time terminate this Plan, by action of the Company’s board of directors or similar governing body (or its authorized delegate) and pay affected Participants and Beneficiaries their Account balances in a single lump sum (or as otherwise permitted), to the extent permitted by and in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix) (including in connection with a Change in Control).

Article XIV.    GENERAL PROVISIONS

14.1Unfunded and Unsecured Status of Deferrals and Other Plan Benefits.  Anything to the contrary notwithstanding, all Compensation Deferrals, Employer Contributions and other benefits provided under this Plan shall be unfunded and shall not be secured, held in trust or otherwise segregated from the general assets of the Company (except as otherwise provided in Section 15.2).  Title to and beneficial ownership of any asset which the Company may reserve to meet its contingent obligations hereunder, including without limitation any insurance policies on the lives of Participants, shall remain in the Company and no Participant shall acquire any property interest in any specific asset of the Company.  Except as provided in Section 15.2, no trust arrangement relationship shall be created hereunder.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a fiduciary relationship between the Company on the one hand and the Participant or his spouse or other Beneficiary on the other hand.

The right of any Participant or Beneficiary to receive a distribution of Plan benefits shall not be greater than that of an unsecured general creditor of the Company.  This Plan constitutes a promise of the Company to make benefit payments in the future.  The fact that the Company or a trust may intend to set aside reserves for payment of Plan benefits and/or may designate certain assets to pay Plan benefits and/or may purchase life insurance policies on the lives of certain participants shall not be deemed to cause benefits under this Plan to be funded or otherwise secured from the claims of creditors in the event of bankruptcy or insolvency, nor shall any such reserves, designated assets, or life insurance policies be considered to have a status other than as general assets of the Company.  No liability for the payment of benefits under this Plan shall be imposed upon any officer, director or employee of the Company.

14.2Establishment of Trust.  The Company may in its sole discretion establish a trust in connection with the Plan as a vehicle for accumulating assets to pay benefits under the Plan.  Any trust shall be established in a manner that prevents the Plan from being funded within the meaning of relevant rules and regulations under the Code relating to the receipt of income and the assets of any trust attributable to the Company shall be subject to the claims of the Company’s creditors in the event of its bankruptcy or insolvency.  Payments under the Plan may be paid from the general assets of the Company or from the assets of any such rabbi trust.  Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

14.3Rights Not Assignable. Except as otherwise provided by the Plan, the Participant’s rights to benefit payments under this Plan shall not be subject to the claims of the Participant’s creditors and shall not be subject in any manner, whether voluntarily or involuntarily, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, execution, levy or garnishment of any kind, and any attempt to so subject such rights or benefits shall be void and of no force or effect.

14.4No Employment Rights.  Neither the establishment of the Plan, the participation by an employee in the Plan, nor the payment of any benefits hereunder, nor any other action pursuant to the Plan shall be held or construed to confer upon any Participant the right to continue in the employ of the Company or to create any other rights in any Participant or obligations on the part of the Company, except as set forth in this Plan.  Nothing contained herein shall be construed to constitute a contract of employment between an employee and the Company and nothing contained in this Plan shall affect any right which the Company may have to terminate at will the employment of any Participant.

14.5Withholding. The Company shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from the Participant’s regular compensation that has not been deferred to the Plan.

14.6Facility of Payment.  If any court or government body having jurisdiction in the premises shall find, or if failing such determination the Committee shall determine in good faith, that a person entitled to benefits hereunder is physically, mentally or legally unable to receive a benefit or (in the view of the Committee) is unable to give a valid release thereof, any benefit payable to such person may (unless prior claim in made by a guardian or other legal representative of such person) be paid to the spouse, a child, a brother or a sister of such person, or any person who has established to the reasonable satisfaction of the Committee that he has been a primary contributor to the care and support of such person.  Any such payment shall be a complete discharge of liability therefor under this Plan.

14.7Governing Law.  The provisions of this Plan and the rights of the parties hereunder shall be  interpreted and construed in accordance with the laws of the State of Michigan, except as preempted by federal law.

14.8Section 409A of the Code.  It is intended that this Plan comply with, or be exempt from, Section 409A of the Code and any regulations, guidance and transition rules issued thereunder, and the Plan shall be interpreted and operated consistently with that intent.  If the Committee shall determine that any provision of this Plan does not comply with the requirements of Section 409A of the Code, the Committee shall have the authority to amend the Plan to the extent necessary (including retroactively if permissible) in order to preserve compliance with Section 409A of the Company.  Notwithstanding the foregoing, the Company does not guarantee to any Participant (or any other person with an interest under the Plan) that the Plan or any benefits hereunder comply with or are exempt from Section 409A of the Code, and the Company shall not have any liability to or indemnify or hold harmless any individual with respect to any tax consequences that arise from any such failure to comply with or meet an exemption under Section 409A of the Code. Each payment made under the Plan shall be treated as a separate payment for purposes of Section 409A of the Code.

14.9Severability.  If any particular provision of this Plan shall be found to be illegal or unenforceable, then the Company (to the extent it deems practicable) shall give effect to the Plan in such a manner as it deems will best carry out the purposes and intentions of this Plan.

14.10Headings.  Titles and headings to sections in this Plan are inserted for reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan.

14.11Construction.  Any reference herein to the masculine shall include the feminine or neuter, and any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires.

IN WITNESS WHEREOF, the undersigned executed the adoption of this Plan the 31 day of December, 2018.

GENTHERM INCORPORATED

By: /s/ Barbara J. Runyon

Printed Name: Barbara J. Runyon

Title: SVP & CHRO

GENTHERM INCORPORATED

DEFERRED COMPENSATION PLAN

EXHIBIT A

CLAIMS PROCEDURE

I.FILING A CLAIM FOR BENEFITS

1.Claims Procedure.  This Claims Procedure governs any claim for or concerning benefits under the Plan.  The definitions of the Plan are incorporated by reference in this procedure.

2.Claims Administrator.  The Committee administers the Plan and shall make all decisions regarding claims under the Plan.  The business address and telephone number of the Company are:

Gentherm Incorporated

Attn: Barbara Runyon, CHRO

21680 Haggerty Road

Northville, MI 48167

Telephone: (248) 215 - 0598

Any decision by the Committee deny a claim shall be in writing (which for purposes of these Claims Procedures includes electronic notification in accordance with applicable Department of Labor regulations) and shall be delivered to the Participant or any other person claiming through him (the “Claimant”) and/or his authorized representative.

3.Requests for Benefits.  Benefits will be paid in accordance with the provisions of the Plan.  A Claimant may make a written request for the benefits provided under this Plan.  This written claim shall be mailed or delivered to the Committee (or its delegate) in such manner and on such form or forms as may be prescribed by the Committee (or its delegate).

4.Claim Denials.  If a claim for benefits is denied in whole or in part, the Committee will provide notice of the decision to the Claimant within a reasonable time period not exceeding 90 days after the receipt by the Committee of a properly submitted claim, unless special circumstances require an extension of time for processing the claim.  If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

5.Notice of Denial.  The Committee shall provide a written notice to every Claimant whose claim for benefits under the Plan is denied setting forth the following information in a manner calculated to be understood by the Claimant:

(a)the specific reason or reasons for the denial;

Exhibit A - 1

(b)reference to the specific Plan provisions on which the denial is based;

(c)a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(d)an explanation of the claims review procedures under the Plan to appeal a denial and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(e)the consequences of the Claimant’s failure to meet the deadline for appeal, including the possible loss of the right to bring a civil action.

II.APPEALING A CLAIM DENIAL

1.Appeal.  A Claimant may appeal a denied claim by submitting a written request for a review of the denied claim within 60 days after the Claimant receives the Committee’s written notice of denial.  If a Claimant requests a review of his claim in a timely fashion, the Claimant or his duly authorized representative shall be permitted, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the denial and to submit written comments, documents, records and other information relevant to the claim to the Committee.  The Committee’s review will take into account all comments, documents, records and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the initial benefits determination.

2.Decision Following Appeal.  The Committee shall make its decision on the review of a denied claim within 60 days after its receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within 120 after the Committee’s receipt of the request for review.  If an extension of time for reviewing the appeal is required, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review.

3.Notice of Denial on Appeal.  If the Committee determines after review that the Claimant’s appeal should be either wholly or partially denied, the Claimant shall be given written notice of such denial.  The notice shall contain the following information in a manner calculated to be understood by the Claimant:

(a)the specific reason or reasons for the denial;

(b)reference to the specific Plan provisions on which the denial is based;

(c)a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

Exhibit A - 2

(d)a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the Claims Review Procedures and exhausted his administrative remedies thereunder.

III. CHANGES TO CLAIMS PROCEDURES

These Claims Procedures may be updated from time to time as necessary to comply with applicable laws and regulations.  Such updates need not be accomplished by formal Plan amendments.

Exhibit A - 3